Exhibit 99.1

Summary of Ad Hoc Equity Committee Proposal

	Noteholder Proposal	Equity Group Proposal
Equity Allocation	Notes: 95.5% Equity: 4.5%	Notes: 80% Equity: 20%
Warrants	Pro-rata share to acquire 7.5% of equity at $1.45bn equity value; 3 year duration	25% of warrants at par plus accrued of notes; 5 year duration
Rights Offering	Size: $200mm Split: fully backstopped by Notes UOP: general corporate / allowed administrative expense	Size: $300mm Split: $200mm for Notes / $100mm for Equity; proportional share of backstop fee UOP: general corporate / allowed administrative expense / other GUCs in cash